Exhibit (h)(2)(a)
PLF ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT
This Administration and Shareholder Services Agreement, originally made June 13, 2001, by and between Pacific Life Funds, formerly known as “Pacific Funds” (the “Trust”), a Delaware Business Trust, and Pacific Life Insurance Company (the “Administrator”), an insurance company now domiciled under the laws of the State of Nebraska, as amended and restated thereafter, is hereby amended and restated effective December 12, 2012 (the “Agreement”).
     WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust and the Administrator wish to amend and restate the Administration Agreement for purposes set forth herein;
     WHEREAS, the Trust desires to retain the Administrator to provide or procure administrative and shareholder services in the manner and on the terms set forth below; and
     WHEREAS, the Administrator is willing to render such services in the manner and on the terms as set forth hereinafter;
     NOW, THEREFORE, in consideration of these premises and mutual promises and covenants herein contained, the parties agree as follows:
A. Appointment. The Trust hereby appoints the Administrator to provide or procure administrative and shareholder services with respect to the Series for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees during such period to perform the services herein set forth for the compensation herein provided.
     In the event the Trust establishes and designates additional series with respect to which hereunder, the Administrator is not willing to render services as described herein, it shall so notify the Trust in writing and such series shall not be covered by this Agreement.
B.	Duties. The Administrator shall be responsible for:
(1)	Administrative Services. Except as provided in (h) below, the following services are considered to be Administrative Services under this Agreement:
(a)	provision of an adequate number of personnel competent to perform such administrative and clerical functions as are necessary or appropriate to provide effective administration of the Trust, provisions of office space, communications facilities, and other facilities necessary for the Trust’s operations as contemplated in this Agreement;

(b)	maintaining Trust governance documents;

(c)	performance of general portfolio compliance monitoring with respect to applicable federal, state or foreign law or regulation;

(d)	preparation and filing of proxy materials and periodic reports to shareholders of the Trust as required by applicable law and arrangement of shareholder meetings;

(e)	preparation and filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required to register the shares of the Trust and qualify the Trust to do business or as otherwise required by applicable law;

(f)	arranging/scheduling meetings of the Trust’s Board of Trustees or any of its committees, making food or travel arrangements and reservations, processing payments for Trustee fees, processing expense reimbursements for Trustees, or compiling necessary or appropriate information or materials for meetings; and

(g)	provision of statistical or research data maintained by the Administrator, (and, at the expense of the Trust, such other reports, evaluations and information as the Trust may reasonably request from time to time).

(h)	As a point of clarification, the following are Support Services as described in paragraph B(4) below, and are not Administrative Services:
(i)	work performed by the Trust’s General Counsel or by members of the Pacific Life Law Department, including paralegals, (“Legal Support Personnel”);

(ii)	work performed by the Trust’s Treasurer, Assistant Treasurer and the tax and accounting staffs of Pacific Life (“Financial Reporting Personnel”); and

(iii)	work performed by the Chief Compliance Officer or CCO staff (“CCO Support Personnel”).
(2)	Shareholder Services. The Administrator shall provide or procure shareholder services with respect to the Trust, including receiving and responding to inquiries and instructions from shareholders or their agents or representatives relating to the Trust, concerning, among other things, share transactions or account information, or referring any such inquiries to the Trust’s officers or appropriate agents. The Administrator shall bear the expense of any such services except to the extent that any agreement for such services that has been approved by the Board of the Trust provides that the Trust will be responsible for all or a portion of the costs and expenses related to the services provided thereunder.

(3)	Transfer Agency Services. The Administrator shall procure, on behalf of the Trust, transfer agency, dividend disbursement, registrar and certain shareholder agency services from an entity qualified to provide such services to the Trust. The Trust may be a party to any agreement related to such services. The Administrator shall bear the expense of any such services except to the extent that any agreement for such services that has been approved by the Board of the Trust provides that the Trust will be
PLF Administration and Shareholder Services Agreement – December 12, 2012

responsible for all or a portion of the costs and expenses related to the services provided thereunder.

(4)	Support Services. The Administrator shall provide such other support services with respect to the Trust as may be necessary, advisable or required, by applicable law or regulation or otherwise, including, without limitation, the rules and regulations of the SEC, the rules and regulations of the Commodity Futures Trading Commission (“CFTC”) and of state securities commissions and other regulatory agencies. The Administrator shall make its officers and employees available to the Trust, its Board of Trustees and officers for assistance, consultation and discussion regarding the services provided to the Trust under this Section (4). It is contemplated that these support services shall be of a legal, accounting/tax or compliance nature. The Trust shall compensate the Administrator on an approximate cost basis in accordance with Section D(2) of this Agreement for personnel of the Administrator (including, but not limited to Legal Support Personnel, Financial Reporting Personnel , CCO Support Personnel, and their related support staff) (“Personnel”), including individuals who may be officers or Trustees of the Trust, for:
(a)	their time spent on all legal work for the Trust and its Series;

(b)	their time spent associated with the Trust’s compliance program pursuant to Rule 38a-1 under the 1940 Act and the Trust’s compliance with other applicable laws and regulations (other than general portfolio compliance monitoring, which is subject to B(1)(c) of this Agreement); and

(c)	their time spent providing:
(i)	assistance, coordination and supervision in connection with the oversight of the provision of services of the Trust’s accounting agent and calculation of the net asset value of the Series in accordance with applicable law and regulation and the Registration Statement and preparation of the Trust’s annual and semi-annual reports, Forms N-Q or such other financial or regulatory reports or filings as may be required;

(ii)	coordination, review and oversight of matters relating to the operation of the Series, including coordination among the custodian, transfer agent, sub-transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Series), accountants, attorneys, sub-administrators and other parties performing services or operational functions for the Series;

(iii)	oversight of the Trust’s sub-advisors with respect to operational and compliance matters;

(iv)	oversight of all other non-advisory matters associated with the operation of the Trust (including, but not limited to, review and oversight of information provided to the Trust’s Board and/or included in Trust documents);
PLF Administration and Shareholder Services Agreement – December 12, 2012

(v)	oversight of the maintenance of such books and records of the Trust (other than those related to Trust governance, which is subject to Section B(1)(b) of this Agreement) as may be required by applicable federal law or regulation;

(vi)	review and oversight of all federal, state, local and foreign tax returns and reports of the Trust required by applicable federal, state tax law and securities regulation;

(vii)	assistance, coordination and supervision in connection with Pacific Life Fund Advisors LLC’s registration with the CFTC as a commodity pool operator on behalf of certain Series and making such filings as may be necessary or advisable under the Commodity Exchange Act or the rules thereunder; and

(viii)	time spent by the Administrator’s personnel in attendance at meetings of the Board of Trustees and its committees, except any senior executives of Pacific Life ranked Executive Vice President or higher (“Senior Executives”).
(5)	In performing these services, the Administrator shall:
(a)	conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement.

(b)	seek to maintain standards of service that are consistent with those prevailing in the mutual fund industry.

(c)	make available to the Trust, promptly upon request, any of the Trust’s books and records as are maintained by the Administrator under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(d)	report to the Trust’s Board of Trustees on the services under this Agreement as reasonably requested by the Board, and will furnish the Trust’s Board of Trustees with respect to such services such periodic and special reports as the Trustees may reasonably request.
C.	Documentation. The Administrator acknowledges receipt of each of the following documents:
(a)	the Trust’s Registration Statement; and
PLF Administration and Shareholder Services Agreement – December 12, 2012

(b)	exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement.
D.	Compensation.
(1)	As compensation for the services as set forth in Sections B(1), (2) and (3) of this Agreement, the Trust shall pay to the Administrator a fee at annual rates provided in Schedule A to this Agreement. The fees payable to the Administrator for all of the Series shall be computed and accrued daily and paid monthly within 30 days of the billing date. If the Administrator shall serve for less than any whole month, the monthly compensation shall be prorated.

(2)	As compensation for Support Services as set forth in Section B(4) of this Agreement, the Trust agrees to pay the Administrator on an “approximate cost basis.” The Administrator agrees (i) to employ reasonable methods to determine the cost for services provided, and (ii) to maintain adequate records and internal controls to support payments requested under this Agreement. The Trust acknowledges that average billing rates or established internal billing rates or other reasonable methods may be used to determine the approximate cost basis. The Administrator does not intend to profit from the provision of Support Services.

Notwithstanding the foregoing, Legal Support Personnel, Financial Reporting Personnel and CCO Support Personnel may not bill the Trust under Section B(4) for providing services that are clearly administrative or clerical in nature. In addition, Pacific Life Senior Executives may not bill the Trust for attending meetings of the Board of Trustees or its committees, or for attending any meeting of Pacific Life personnel involving Trust matters.

(3)	Compensation for additional services from new laws, rules or regulations (collectively resulting, “Law”) or material changes to existing Law will be determined on a case by case basis.

(4)	The Administrator shall bill the Trust at least quarterly, within 30 days of the end of the period. The Administrator has the right, in addition to all other rights and remedies available to it, to offset all assets and liabilities arising under agreements to which it is a party with the Trust, if applicable, including the unpaid balance of amounts owed to it in connection with the services provided under this Agreement. Net amounts due and/or payable will be determined at the end of each accounting period.
E.	Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Trust under this Agreement and any expenses that are paid by the Trust under the terms of any other agreement between the Administrator and the Trust. The Administrator shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement; provided, however, that the Trust shall compensate the Administrator as set
PLF Administration and Shareholder Services Agreement – December 12, 2012

forth in Section D(2) of this Agreement, for the services of Personnel as set forth in Section B(4) of this Agreement.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses and expenses of maintaining the Trust’s legal existence; costs of services of independent accountants (including the performance of audits and the preparation of financial statements and reports and tax returns or other regulatory filings) and legal and tax counsel (including but not limited to such counsel’s assistance with the preparation or review of the Trust’s Registration Statement, financial statements or other filings and/or proxy materials except to the extent the Administrator or a third party bears a portion or all of such expenses, or any other Trust documents or materials); preparation and review of the Trust’s tax returns (domestic and foreign) and other regulatory filings; federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement; expenses of the Trust’s regulatory compliance program; costs of any services contracted for by the Trust directly from parties other than the Administrator; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, distribution and/or service fees, insurance premiums, interest on borrowed funds, and other fees and expenses applicable to its operation; costs related to the custody of the Trust’s assets (including custody of assets outside of the United States); maintenance of the books and records of the Trust and its Series (other than the books and records for Trust governance noted in B(1)); costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing and tabulating of any proxy materials (except to the extent it is agreed that the Administrator or a third party shall bear a portion or all of such expenses); costs incidental to Board meetings, including fees and expenses of Board members; costs incidental to the preparation, printing and distribution of the Trust’s Registration Statements and any amendments thereto and shareholder reports; cost that may properly be borne by the Trust of typesetting and printing of prospectuses; cost of preparation and filing of the Trust’s tax returns, Form N-1A and Form N-SAR, and all filings, notices, registrations and amendments associated with applicable federal, state and foreign tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and costs of independent pricing services used in computing each Series’ net asset value.

F.	Liability. The Administrator shall give the Trust the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees that neither the Administrator nor its stockholders, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses (a “Loss”) incurred in connection with, any act or omission or mistake in judgment connected with or arising out of (i) any services rendered by the Administrator under this Agreement, or (ii) any services rendered by a third party whose services were procured by the Administrator under this Agreement, except by reason of willful misfeasance, bad faith, or negligence by the Administrator in performance of the Administrator’s duties, or by
PLF Administration and Shareholder Services Agreement – December 12, 2012

reason of reckless disregard by the Administrator of the Administrator’s obligations and duties under this Agreement; provided, however, that in the event any Loss occurs in connection with any act or omission or mistake in judgment arising out of any services rendered by a third party as described in item (ii) of this paragraph and such third party is subject to a lesser standard of care than that set forth above, then the Administrator shall be held to the same standard of care as such third party with respect to any claim against the Administrator hereunder in connection with such Loss. This provision shall govern only the liability to the Trust of the Administrator and that of its stockholders, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Administrator by, or provide a defense for, any other person, including persons that provide sub- administration, transfer agency, or other services to the Trust as described in Section B of this Agreement.

G.	Term and Termination.
(1)	This Agreement shall remain in effect, unless sooner terminated as provided herein, through December 31, 2013, and shall continue thereafter on an annual basis provided that such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act).

(2)	This Agreement may be terminated:
(a)	by the Trust at any time, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust and the provision of 60 days’ prior written notice of termination to the Administrator;

(b)	by the Administrator at any time, without the payment of any penalty, upon 60 days’ prior written notice to the Trust.
H.	Use of Name. It is understood that the name “Pacific Life Insurance Company,” “Pacific Life,” “Pacific Life Fund Advisors,” and “Pacific Life Funds” or any derivative thereof or logo associated with those names are the valuable property of the Administrator and its affiliates, and that the Trust and/or the Series shall use such names (or derivatives or logos) only so long as this Agreement or an agreement between the Trust and the Administrator related to the investment management of the Series (“Investment Advisory Agreement”) is in effect. Upon termination of this Agreement and any Investment Advisory Agreement with respect to a Series, the Trust (or Series) shall forthwith cease to use such name (or derivative or logo) and, in case of the Trust, shall promptly amend its Certificate of Trust to change its name.

I.	Notices. Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall be duly given if delivered to: Pacific Life Insurance Company, 700 Newport Center Drive, Newport Beach, California 92660, Attn: Robin S. Yonis and also emailed to: Robin.Yonis@PacificLife.com and to ContractNotifications@PacificLife.com.

J.	Trust Obligations. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually. Further, the debts, liabilities, obligations and expenses incurred or
PLF Administration and Shareholder Services Agreement – December 12, 2012

contracted for hereunder with respect to a Series shall be enforceable against the assets of that Series only and not against the assets of the Trust generally or any other Series.

K.	Governing Law. This Agreement shall be governed by the laws of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

L.	Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.

M.	Miscellaneous.
(1)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(2)	The captions in this Agreement are included for convenience only and in no way define any of the provisions this Agreement or otherwise affect their construction or effect.

(3)	The Trust has the right through its trustees, officers or agents, to inspect, audit and copy all records pertaining to the performance of Support Services under this Agreement.

(4)	This Agreement may not be assigned by the Trust or the Administrator without the prior written consent of the other party.
Agreed To and Accepted By:
PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa	By:	Jane M. Guon
Name:	Howard T. Hirakawa	Name:	Jane M. Guon
Title:	Vice President	Title:	Secretary
PLF Administration and Shareholder Services Agreement – December 12, 2012

Schedule A
(to PLF Administration and Shareholder Services Agreement – December 12, 2012)

Fund Name	Share Class(es)	Fee
PL Portfolio Optimization Conservative Fund	A, B, C, R	0.15%
PL Portfolio Optimization Moderate-Conservative Fund	A, B, C, R	0.15%
PL Portfolio Optimization Moderate Fund	A, B, C, R	0.15%
PL Portfolio Optimization Moderate-Aggressive Fund	A, B, C, R	0.15%
PL Portfolio Optimization Aggressive Fund	A, B, C, R	0.15%
PL Money Market Fund	A	0.30%
PL Income Fund	A, C	0.30%
	I	0.15%
PL Floating Rate Income Fund	A,C	0.30%
	I	0.15%
PL High Income Fund	A,C	0.30%
	I	0.15%
PL Short Duration Fund	A,C	0.30%
	I	0.15%
PL Strategic Income Fund	A,C	0.30%
	I	0.15%

Schedule A to PLF Administration and Shareholder Services Agreement — December 12, 2012

Fund Name	Share Class(es)	Fee
PL Floating Rate Loan Fund	P	0.15%
PL Inflation Managed Fund	P	0.15%
PL Managed Bond Fund	P	0.15%
PL Short Duration Bond Fund	P	0.15%
PL Comstock Fund	P	0.15%
PL Growth LT Fund	P	0.15%
PL Large-Cap Growth Fund	P	0.15%
PL Large-Cap Value Fund	P	0.15%
PL Main Street® Core Fund	P	0.15%
PL Mid-Cap Equity Fund	P	0.15%
PL Mid-Cap Growth Fund	P	0.15%
PL Small-Cap Growth Fund	P	0.15%
PL Small-Cap Value Fund	P	0.15%
PL Real Estate Fund	P	0.15%
PL Emerging Markets Fund	P	0.15%
PL International Large-Cap Fund	P	0.15%
PL International Value Fund	P	0.15%
Effective Date: December 12, 2012
Agreed To and Accepted By:

PACIFIC LIFE FUNDS		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa	By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa	Name:	Howard T. Hirakawa
Title:	Vice President	Title:	Vice President

By:	/s/ Laurene E. MacElwee	By:	/s/ Jane M. Guon
Name:	Laurene E. MacElwee	Name:	Jane M. Guon
Title:	VP & Assistant Secretary	Title:	Secretary